Salarius Announces Closing of $23 Million Underwritten Public Offering of Common Stock
Following Full Exercise of Over-Allotment Option
HOUSTON, Texas, March 8, 2021 – Salarius Pharmaceuticals, Inc. (Nasdaq: SLRX), a clinical-stage biopharmaceutical company developing potential new medicines for patients with pediatric cancers, solid tumors, and other cancers, today announced the closing of its previously announced underwritten public offering of 16,806,722 shares of its common stock, including 2,192,181 shares sold pursuant to the exercise in full of the underwriters’ option to purchase additional shares, at the public offering price of $1.3685 per share. As a result of the underwriters’ over-allotment option exercise, the aggregate gross proceeds to Salarius from the offering, before deducting underwriting discounts and commissions and other offering expenses, were approximately $23 million.
“Today’s financing, along with other recent events, provides Salarius with approximately $37 million in cash availability and funding through the completion of our current clinical trials and beyond for our lead drug candidate, seclidemstat,” stated David Arthur, President and Chief Executive of Salarius Pharmaceuticals. “We are now treating three separate patient populations across Ewing and Ewing-related sarcomas with seclidemstat as part of a speed-to-market strategy and looking forward to releasing data from our ongoing clinical trials in June 2021. Each of these patient populations represents a potential regulatory path to approval and a corresponding commercial opportunity. Our ultimate goal is to magnify the use of seclidemstat to benefit more patients by continuing to develop seclidemstat in larger market indications including solid tumors and hematological cancers. Today is a milestone in our mission to develop new treatment options for patients in their fight against cancer.”
Ladenburg Thalmann & Co. Inc. acted as sole book-running manager in connection with the public offering.
The securities were offered pursuant to a registration statement on Form S-3 (File No. 333-231010), which was declared effective by the United States Securities and Exchange Commission (the “SEC”) on May 17, 2019. A copy of the final prospectus supplement and accompanying prospectus relating to the offering may be obtained at the SEC’s website at www.sec.gov or from Ladenburg Thalmann & Co. Inc., Attn: Prospectus Department, 640 Fifth Avenue, 4th Floor, New York, NY 10019 or by calling (212) 409-2000.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Salarius Pharmaceuticals, Inc.
Salarius Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company developing cancer therapies for patients in need of new treatment options. Salarius’ lead candidate, seclidemstat, is being studied as a potential treatment for pediatric cancers, solid tumors and other cancers with limited treatment options. Seclidemstat is currently in a Phase 1/2 clinical trial for relapsed/refractory Ewing sarcoma, for which it has received Fast Track Designation, Orphan Drug Designation and Rare Pediatric Disease Designation from the U.S. Food and Drug Administration. Salarius is also developing seclidemstat for several cancers with high unmet medical need, with a second clinical study in advanced solid tumors, including prostate, breast, and ovarian cancers. Salarius has received financial support from the National Pediatric Cancer Foundation to advance the Ewing sarcoma clinical program and was also the recipient of a Product Development Award from the Cancer Prevention and Research Institute of Texas (CPRIT). For more information, please visit salariuspharma.com.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release are forward-looking statements. These forward-looking statements may be identified by terms such as “anticipate,” “potential,” “progress,” “design,” “estimate,” “continue,” “will,” “aim,” “can,” “believe,” “plan,” “allow,” “expect,” “intend,” “goal,” “provide,” “able to,” “position,” “project,” “developing,” and similar terms or expressions or the negative thereof. Examples of such statements include, but are not limited to, statements relating to the following: The status and anticipated progress and milestones of Salarius’ clinical trials in relapsed and refractory Ewing sarcoma and Ewing-related sarcomas; Salarius’ developing cancer therapies for patients that need them the most; Salarius’ developing seclidemstat for several cancers with high unmet medical need; Salarius’ developing seclidemstat as a potential treatment for pediatric cancers, solid tumors and other cancers with limited treatment options; the potential of seclidemstat as a treatment for Ewing sarcoma and Ewing-related sarcomas; the ability and degree to which seclidemstat could have an impact on the treatment of Ewing sarcoma and Ewing-related sarcomas; the ability of Salarius to magnify the use of seclidemstat; and Salarius’ ability to expand seclidemstat’s use to other cancer indications. Salarius may not actually achieve the plans, carry out the intentions or meet the expectations or objectives disclosed in the forward-looking statements. You should not place undue reliance on these forward-looking statements. These statements are subject to risks and uncertainties which could cause actual results and performance to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the sufficiency of Salarius’ capital resources; the ability of, and need for, Salarius to raise additional capital to meet Salarius’ business operational needs and to achieve its business objectives and strategy; Salarius’ ability to project future capital needs and cash utilization and timing and accuracy thereof; the ability of Salarius to access the remaining funding available under the CPRIT grant; future clinical trial results and impact of results on Salarius; that the results of studies and clinical trials may not be predictive of future clinical trial results; the sufficiency of Salarius’ intellectual property protection; risks related to the drug development and the regulatory approval process; the competitive landscape and other industry-related risks; market conditions and regulatory or contractual restrictions which may impact the ability of Salarius to raise additional capital; the possibility of unexpected expenses or other uses of Salarius’ cash resources; risks related to the COVID-19 outbreak; and other risks described in Salarius’ filings with the Securities and Exchange Commission, including those discussed in Salarius’ quarterly report on Form 10-Q for the quarter ended September 30, 2020 and in Salarius’ annual report on Form 10-K for the year ended December 31, 2019. The forward-looking statements contained in this press release speak only as of the date of this press release and are based on management’s assumptions and estimates as of such date. Salarius disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made.
Contact
Tiberend Strategic Advisors, Inc.
Maureen McEnroe, CFA/Miriam Miller (investors)
(212) 375-2664 / 2694
mmcenroe@tiberend.com
mmiller@tiberend.com

Johanna Bennett (media)
(212) 375-2686
jbennett@tiberend.com